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                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of January 6, 1997, between Scott P. Mason ("Executive") and Investment Technology Group, Inc., a Delaware corporation ("ITGI").

     1. Definitions. In addition to other defined terms, as used herein, the following capitalized terms shall have following meanings:

          (a) "Affiliate" of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with, the person or other entity specified.

          (b) "Average 5-Day Closing Price of the Company's Common Stock" on a specified date shall mean the average of the mid-points between the closing "bid" and "asked" prices for the Company's Common Stock as reported on the NASDAQ National Market System for each day of the 5-consecutive-day period (excluding Saturdays, Sundays and legal holidays) that ends on the specified date.

          (c) "Base Salary" shall mean the salary provided for in Section 5.1.

          (d) "Benefit Plan" shall mean any compensation or benefit plan, program or arrangement (including, without limitation, any Welfare Benefit Plan and any Pension or Retirement Plan) that is available to senior level executives of the Company.

          (e) "Board" shall mean the Board of Directors of ITGI.

          (f) "Cause" shall mean:

             (i) the Executive is convicted of a felony or a misdemeanor that would cause the Company's surety bond to be terminated as to the Executive;

             (ii) the Executive shall consent to a determination by, or become subject to an order of, the Securities and Exchange Commission (the "SEC"), the National Association of Securities Dealers (the "NASD") or an appropriate self-regulatory organization, that the Executive is subject to "statutory disqualification" with respect to membership or participation in, or association with a member of, a self-regulatory organization, as the term "statutory disqualification" is defined in
        Section 3(a)(39) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the SEC shall censure, place limitations on the activities, functions or operations of, suspend or revoke the registration of the Executive (or of ITG as a result of the actions or inactions of the Executive) pursuant to Section 15(b) of the Exchange Act;

             (iii) a willful material breach by the Executive of the Company's Statement of Policy on Standards of Conduct resulting in material economic harm to the Company; or

             (iv) the Executive engages in conduct that constitutes willful gross failure to perform his duties and responsibilities under this Agreement resulting in material harm to the Company or willful gross misconduct in carrying out his duties under this Agreement resulting in material economic harm to the Company, unless, in either case, the Executive believed in good faith that such act or nonact was in the best interests of the Company.

          (g) "Change in Control" shall mean the occurrence of any one of the following events:

             (i) any "person" (as such term is currently used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (the "1934 Act")) becomes a "beneficial owner" (as such term is currently used in Rule 13d-3 promulgated under the 1934 Act) of 33-1/3% or more of the Voting Stock of ITGI not "beneficially owned" by that "person" on the Effective Date, provided that such "beneficial ownership" shall not constitute a Change in Control unless and until such "person" is the "beneficial owner" of a greater percentage of the Voting Stock of ITGI than the percentage then held, directly or indirectly, by Jefferies Group, Inc.; any "person" (thus defined) becomes a "beneficial owner" (thus defined) of 40% or more of the Voting Stock of Jefferies Group, Inc. not "beneficially owned" by that "person" on the Effective Date; or any "person" (thus defined), other

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        than ITGI or Jefferies Group, Inc., becomes a "beneficial owner" (thus defined) of 33-1/3% or more of the Voting Stock of ITG, provided that such "beneficial ownership" shall not constitute a Change in Control unless and until such "person" is the "beneficial owner" of a greater percentage of the Voting Stock of ITG than the percentage then held, directly or indirectly, by ITGI or Jefferies Group, Inc.;

             (ii) a majority of the Board or of the board of directors of Jefferies Group, Inc. consists of individuals other than Incumbent Directors;

             (iii) 50% or more of the assets or business of ITGI or of ITG is disposed of pursuant to a merger, consolidation or other transaction or series of transactions (unless the shareholders of ITGI or ITG immediately prior to such merger, consolidation or other transaction or series of transactions beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of ITGI or ITG, all of the Voting Stock or other ownership interests of the entity or entities, if any, that acquire the assets or succeed to the business of ITGI or ITG); and

             (iv) ITGI, ITG or Jefferies Group, Inc. combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of such corporation immediately prior to the combination beneficially own, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares beneficially owned by such shareholders, but not from the Voting Stock of the combined company, any shares received by any such shareholders who are Affiliates of such other company in exchange for stock of such other company, provided that in any case that Jefferies Group, Inc. is an Affiliate of such other company, such exclusion shall not apply to shares received by Jefferies Group, Inc. in exchange for stock of such other company). Notwithstanding the foregoing, such a combination involving ITGI or ITG shall not constitute a Change in Control if, immediately after the combination, no "person" is the "beneficial owner" of a greater percentage of the Voting Stock of ITGI or ITG, as the case may be, than the percentage then held by ITGI or Jefferies Group, Inc.

          (h) "Claim" shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.

          (i) "Common Stock of the Company" shall mean the Common Stock of ITGI and any equity security that may be substituted for the Common Stock of ITGI pursuant to Section 8.10.

          (j) "Company" shall mean ITGI and its consolidated Subsidiaries.

          (k) "Compensation Committee" shall mean the Compensation Committee of the Board and any successor to the functions of that Committee.

          (l) "Disability" shall have the meaning set forth in the Company's long-term disability policy as of the date of this Agreement for "Total Disability."

          (m) "EBIT," as applied to a fiscal year of the Company, shall mean the Company's earnings before income taxes for the year as reported in the Company's audited financial statements for the year.

          (n) "Effective Date" shall mean the date on which this Agreement is fully executed by the Parties.

          (o) "Good Reason" shall mean the occurrence, without the Executive's written consent, of one or more of the following events:

             (i) any reduction at any time in the Executive's Base Salary (other than a reduction to an amount that, immediately after the adjustment, is at an annualized rate of not less than $300,000 per year); any failure to timely pay any amount of bonus due under Section 5.2; or any termination, or material reduction, at any time of any benefit under any Benefit Plan or any perquisite enjoyed by the Executive (other than as part of an across-the-board reduction applicable to all senior executives of the Company);

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             (ii) the failure to elect or reelect the Executive to any of the positions described in Section 2 (including without limitation his position as a member of the Board) or the removal of him from any such position;

             (iii) a material diminution in the Executive's duties or the assignment to the Executive of duties that are materially inconsistent with his duties or that materially impair the Executive's ability to function as the President and Chief Executive Officer of ITGI;

             (iv) the relocation of the Company's principal office to a location more than 25 miles from New York, New York (except to a location within 25 miles of the Executive's then current principal residence), or the relocation of any of the Executive's own principal offices as assigned to him by the Company to a location more than 25 miles from New York, New York (except to a location within 25 miles of the Executive's then current principal residence); or

             (v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction unless such assumption occurs as a matter of law.

          (p) "Incumbent Directors," when used with respect to members of a board of directors, shall mean the members of such board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director.

          (q) "ITG" shall mean ITG Inc., a wholly owned subsidiary of ITGI.

          (r) "Moving Average 10-Day Closing Price of the Company's Common Stock" shall mean the average of the mid-points between the closing "bid" and "asked" prices as reported on the NASDAQ National Market System for the Company's Common Stock for each day of any 10 consecutive days (excluding Saturdays, Sundays and legal holidays).

          (s) "Option" shall have the meaning set forth in Section 8.1.

          (t) "Option-related Change in Control" shall mean the occurrence of a Change in Control or either of the following events:

             (i) the Common Stock of the Company ceases to be publicly traded, or less than 10% of the issued and outstanding Common Stock of the Company is held by persons or entities that are not Affiliates of the Company; or

             (ii) either the Company, or Jefferies Group, Inc., adopts any plan of liquidation providing for the distribution of all or substantially all of its assets.

          (u) "Option Shares" shall mean shares of Common Stock of the Company acquirable upon exercise of the Option.

          (v) "Parties" shall mean ITGI and the Executive.

          (w) "Pension or Retirement Plan" shall mean any pension, retirement, 401(k), or savings plan, program or arrangement (including, without limitation, any "employee pension benefit plan" as that term is currently defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is available to senior level executives of the Company.

          (x) "Pre-Tax Profit Growth Rate," as applied to a fiscal year of the Company, shall mean the result obtained by dividing (1) the excess (if any) of (A) EBIT for that year over (B) the highest EBIT for any prior fiscal year ending on or after December 31, 1996 ("Highest Prior EBIT") by (2) Highest Prior EBIT.

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          (y) "Proceeding" shall mean any action, suit, arbitration, investigation or proceeding, whether civil, criminal, administrative, appellate, investigative, or other.

          (z) "Subsidiary" of a company shall mean any corporation of which a company owns, directly or indirectly, more than 50% of the Voting Stock.

          (aa) "Term of Employment" shall mean the period specified in Section 3 below.

          (bb) "Voting Stock" shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

          (cc) "Welfare Benefit Plan" shall mean any medical, dental, hospitalization, disability, life, accidental death, dismemberment, travel or accident plan, program or arrangement, or any "employee welfare benefit plan" as that term is currently defined in Section 3(1) of ERISA, that is available to senior level executives of the Company.

     2. Employment. Subject to the terms and conditions contained herein, ITGI hereby agrees to employ the Executive as its President and Chief Executive Officer, and the Executive agrees to accept such employment, for the Term of Employment. During the Term of Employment, the Executive shall exercise all responsibilities customarily associated with the position of President and Chief Executive Officer of a company of the size and nature of the Company and shall perform such duties relating to the management and operation of the Company, consistent with his position as President and Chief Executive Officer, as may from time to time be assigned to him by the Board. The Executive shall report directly to the Board. It is the intent of the Parties that the Executive shall serve as a member of the Board, and as President and Chief Executive Officer of ITG, throughout the Term of Employment. During the Term of Employment, the Executive shall devote substantially all his business time, energy and attention to the service of the Company and the promotion of its interests; provided, however, that the Executive may also (i) serve on the boards of directors or trustees of business enterprises to which the Board gives its written consent, which shall not be unreasonably withheld, (ii) serve on the boards of directors or trustees of trade associations and/or charitable organizations or engage in charitable activities and community affairs, and (iii) manage his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement.

     3. Term of Employment. The Term of Employment shall begin on January 6, 1997, and shall extend until December 31, 2001: provided, however, that the Term of Employment shall thereafter be automatically and indefinitely extended for additional one year periods unless either Party shall give the other six months prior written notice that he/it is electing not to so extend the Term of Employment. Following such notice, the Term of Employment shall terminate at the end of the first one-year renewal period that ends not less than six months following the receipt of such notice by the non-terminating Party. Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either Party in strict accordance with the provisions of Section 6.

     4. Location of Employment. The Executive's principal places of employment shall be located in New York, New York and Boston, Massachusetts.

     5.  Compensation.

     5.1. The Executive shall be paid a Base Salary, payable in accordance with the regular payroll practices of the Company, at an annualized rate of no less than $300,000, subject to increase as provided in the next sentence. The Base Salary shall be reviewed for increase, in the absolute discretion of the Board and its Compensation Committee, no less frequently than annually. In no event shall an increase in Base Salary for any year obligate the Company to pay Base Salary in excess of $300,000 for any subsequent year.

     5.2. The Executive shall be paid an additional fixed payment of $900,000, payable in installments of $112,500 each on the last day of each calendar quarter, commencing March 31, 1997 and ending December 31, 1998.

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     5.3.  For each fiscal year, in addition to the Base Salary described in
Section 5.1, the Company shall pay to the Executive an annual bonus based upon the Pre-Tax Profit Growth Rate. For any fiscal year, (i) if the Pre-Tax Growth Rate equals 25%, the Executive shall be entitled to receive a bonus for such year equal to 300% of the Executive's Base Salary as in effect on such date during the fiscal year as the Compensation Committee shall determine, provided that such date shall be, and such determination shall be made, not later than the 90th day of the fiscal year, or, if no date is so specified by the Compensation Committee, as in effect on the first day of such fiscal year and
(ii) if the Pre-Tax Profit Growth Rate is less than or greater than 25%, the Executive shall be entitled to receive a bonus for such year equal to the percentage of the Executive's then current Base Salary determined by multiplying
(x) 300% by (y) the result obtained by dividing the Pre-Tax Profit Growth Rate for such year by 25%. For example, if the Pre-Tax Profit Growth Rate for a calendar year is 20%, the calculation to determine the percentage by which the then current Base Salary shall be multiplied shall be as follows: 300% x (20% / 25%) = 240%. The annual bonus calculated in accordance with the second sentence of this Section 5.3 for each of the years ending December 31, 1997 and December 31, 1998, shall be reduced by $450,000. Other provisions of this Section 5.3 notwithstanding, the payment of the annual bonus under this Section 5.3 shall be made exclusively under the Company's Pay-for-Performance Incentive Plan (the "PFPP") or another Company plan under which compensation will qualify as "performance-based compensation" not subject to a limitation on deductibility by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), subject to the following:

     (i) payment of such annual bonus shall be subject to approval of the PFPP by the stockholders of ITGI at the 1997 Annual Meeting of Stockholders, and any subsequent shareholder approval if and to the extent required under Code Section 162(m) in order that annual bonus amounts payable hereunder shall qualify as "performance-based compensation" thereunder;

     (ii) the amount payable under this Section 5.3 shall in no event exceed the maximum amount payable under the PFPP in respect of a performance objective based on pre-tax net income; and

     (iii) the Company represents and warrants that the Compensation Committee of the Board of Directors has irrevocably determined to exercise discretion, exercised discretion, and/or waived any discretionary authority that the Committee may have at any time under the PFPP to reduce the amount of, or to take other action under the PFPP that would reduce or eliminate, the annual bonus payable under this Section 5.3, to the fullest extent permitted by the PFPP and Code Section 162(m).

     The amount of any annual bonus to which the Executive may become entitled pursuant to the formula described in the preceding paragraph shall be determined upon the Company's receiving audited financial statements for the year in question, and the entire bonus due shall be paid not later than 10 days thereafter (and in no event more than 120 days after the last day of the fiscal year); provided, however, that the anticipated bonus may be paid to the Executive on a monthly and quarterly basis (in accordance with the Company's customary bonus payment policies), and may in any event be deferred at the election of the Executive if and to the extent then permitted under any Company deferral plan and policy; and provided, further, that, if as a result of any monthly and quarterly payment of the Executive's anticipated bonus, the Executive shall receive payments in excess of the total amount that is determined, upon receipt by the Company of audited financial statements for the year in question, to be due to him as a bonus, the Executive shall reimburse the Company for the amount of any such excess.

     5.4.  The Base Salary, additional fixed payment and bonus described in this
Section 5 are gross amounts, and the Company shall be permitted to withhold from such amounts deductions with respect to Federal, state and local taxes, FICA, Medicare, unemployment compensation taxes or similar taxes (collectively, "employment taxes") as required by applicable law.

     5.5. The Executive shall be reimbursed for reasonable business expenses actually incurred or paid by him in rendering the services provided for herein, promptly upon presentation to the Company of expense statements or such other supporting information as is consistent with the policies of the Company.

     5.6. The Executive shall be entitled to participate in all Benefit Plans of the Company on terms and conditions commensurate with his position at the Company. The Company shall furnish the Executive with

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appropriate office space and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties and responsibilities as set forth in Section 2 (it being agreed that the offices and facilities provided as of the date hereof are appropriate until the Company relocates its principal offices). Upon execution of this Agreement, the Executive shall be entitled to reimbursement of all reasonable legal fees incurred by the Executive in connection with the negotiation of this Agreement up to an amount not exceeding $62,000. Unless the Executive elects to relocate his principal residence to the New York area, the Executive shall be entitled to reimbursement for (i) weekly commuting expenses between his principal residence and the New York area, (ii) the expense of hotel accommodations or a rental apartment in the New York area and (iii) meal and other living expenses while in the New York area. The Executive shall be entitled to five weeks paid vacation per year.

     5.7. Nothing in this Agreement shall preclude the Company from paying other or additional compensation to the Executive.

     6.  Termination.

     6.1. In the event that the Executive's employment hereunder is terminated, the Executive (or the Executive's estate or other legal representative) shall be entitled, in any event, to promptly receive (i) the Executive's Base Salary through the date of termination, (ii) payment for accrued but unused vacation days, (iii) any annual bonus earned, but not yet paid, with respect to years prior to the year in which termination occurs, and (iv) other or additional benefits in accordance with applicable plans, programs and arrangements of the Company.

     6.2. In the event that the Executive's employment hereunder is terminated by the Company for Cause or by the Executive voluntarily without Good Reason, in addition to the amounts and benefits to be provided pursuant to Section 6.1, the Executive shall be entitled to continue to participate, at the Executive's cost, in all Welfare Benefit Plans for a period of 30 days following the date of such termination (without limiting the Executive's rights under the Comprehensive Omnibus Reconciliation Act of 1986 ("COBRA")).

     6.3. Except as provided in Section 6.4, in the event that the Executive's employment hereunder is terminated by the Company without Cause or by the Executive for Good Reason, in addition to the amounts and benefits to be provided pursuant to Section 6.1, the Executive shall be entitled

          (i) to a lump sum payment, paid promptly upon termination, equal to
     (A) 300% of the Executive's Base Salary in effect when termination occurs, pro-rated through the date of termination, less (B) the sum of any bonus payments and additional fixed payment installments previously received by the Executive in respect of the year in which termination occurs (with an offset to the amount specified in paragraph (ii) of this Section 6.3 to the extent, if any, that the amount specified in clause (B) exceeds the amount specified in clause (A));

          (ii) to a lump sum payment, paid promptly upon termination, equal to two times the sum of (x) the Executive's annual Base Salary in effect when termination occurs plus (y) 300% of the Executive's Base Salary in effect when termination occurs;

          (iii) for a period of two years following the date of termination, to continue (without limiting the Executive's rights under COBRA) to participate fully, at the Company's cost, in all Welfare Benefit Plans;

          (iv) to make final contributions to the Jefferies Group, Inc. Employees' Profit Sharing Plan with respect to the payments made pursuant to Sections 6.3(i) and 6.3(ii), with Company contributions in accordance with such plan; and

          (v) if then permitted pursuant to any such plan, for a period of two years following the date of termination, to continue to participate in any Pension or Retirement Plan, with contributions by the Executive and the Company during such period being based on the Executive's being deemed to be receiving his annual Base Salary in effect when termination occurs and a bonus each year equal to 300% of such Base Salary and with continued vesting during such period of the Executive's entitlements under such plan.

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     6.4.  In the event that, in connection with a Change in Control or during the two-year period following a Change in Control, the Executive's employment hereunder is terminated by the Company without Cause or by the Executive for Good Reason, in addition to the amounts and benefits to be provided pursuant to
Section 6.1, the Executive shall be entitled

          (i) to a lump sum payment, paid promptly upon termination, equal to
     (A) 300% of the Executive's Base Salary in effect when termination occurs, pro-rated through the date of termination, less (B) the sum of any bonus payments and additional fixed payment installments previously received by the Executive in respect of the year in which termination occurs (with an offset to the amount specified in paragraph (ii) of this Section 6.4 to the extent, if any, that the amount specified in clause (B) exceeds the amount specified in clause (A));

          (ii) to a lump sum payment equal to three times the sum of (x) the Executive's annual Base Salary in effect when termination occurs plus (y) 300% of the Executive's Base Salary in effect when termination occurs;

          (iii) for a period of three years following the date of such termination, to continue (without limiting the Executive's rights under COBRA) to participate fully, at the Company's cost, in all Welfare Benefit Plans;

          (iv) to make final contributions to the Jefferies Group, Inc. Employees' Profit Sharing Plan with respect to the payments made pursuant to Sections 6.3(i) and 6.3(ii), with Company contributions in accordance with such plan; and

          (v) if then permitted pursuant to any such plan, for a period of three years following the date of termination, to continue to participate in any Pension or Retirement Plan, with contributions by the Executive and the Company during such period being based on the Executive's being deemed to be receiving his annual Base Salary in effect when termination occurs and a bonus each year equal to 300% of such Base Salary and with continued vesting during such period of the Executive's entitlements under such plan.

     6.5. In the event that the Executive's employment hereunder is terminated due to death or Disability, in addition to the amounts and benefits to be provided pursuant to Section 6.1, the Executive (or the Executive's estate or other legal representative) shall be entitled to receive (and the Company shall promptly pay to such person) a lump sum payment equal to (A) 300% of the Executive's Base Salary in effect when termination occurs, pro-rated through the date of termination, less (B) any bonus payments previously received by the Executive in respect of the year in which termination occurs. If the amount specified in clause (B) exceeds the amount specified in clause (A), the Executive or his estate shall be obligated to repay the amount of such excess to the Company.

     6.6. In the event of termination of the Executive's employment hereunder for Disability, in addition to the amounts and benefits to be provided pursuant to Sections 6.1 and 6.5, the Executive shall be entitled, through the age of 65,

          (i) to receive, no less frequently than monthly, periodic disability payments at a rate equal to 60% of the Executive's Base Salary in effect at the time of termination for Disability and

          (ii) to continue to participate fully, at the Company's cost, in all Welfare Benefit Plans (without limiting the Executive's rights under COBRA).

The periodic disability payments required under clause (i) of the preceding sentence shall be reduced by any disability benefits provided to the Executive (other than benefits attributable to the Executive's own contributions) under any disability insurance program of the Company in effect during such period.

     6.7. Any payment under Section 5.2 or this Section 6 that is based on Base Salary shall be determined disregarding any reduction in Base Salary that would constitute Good Reason for termination.

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     6.8.  In the event that any Welfare Benefit Plan referred to in Sections
6.3(iii), 6.4(iii) or 6.6(ii) does not permit, as required by those Sections, continued full participation by the Executive after his termination, then the Company shall promptly provide the Executive the after-tax economic equivalent of any coverage or other benefit foregone. The after-tax economic equivalent of any coverage or other benefit foregone shall be deemed to be no less than the total cost, determined on an after-tax basis, to the Executive of obtaining such foregone coverage or other benefit.

     6.9. A termination by the Company, other than for death, Disability or Cause and other than pursuant to a notice of non-renewal given in accordance with Section 3, shall be effective 30 days after the Executive receives written notice thereof from the Company and shall not be deemed a breach of this Agreement. A voluntary termination by the Executive, other than for Good Reason and other than pursuant to a notice of non-renewal given in accordance with
Section 3, shall be effective 30 days after the Executive gives written notice thereof to the Company and shall not be deemed a breach of this Agreement. A termination for death shall be effective on the date of death. No termination of the Executive's employment, other than a termination due to death, shall be effective before the terminating Party gives the other Party written notice of termination identifying the grounds for the termination.

     6.10. No termination for Cause shall take effect unless the provisions of this Section 6.10 shall have been complied with. The Board shall give the Executive written notice of its intention to terminate him for Cause, such notice (A) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within six months of the Board learning of such circumstances. The Executive shall have 15 days after receiving such written notice in which to cure such grounds, to the extent such cure is possible. If he fails to cure such grounds to the Board's satisfaction, the Executive shall then be entitled to a hearing before the Board. Such hearing shall be held within 20 days of his receiving such notice, provided he requests a hearing within 10 days of receiving the notice. If, within 5 days following such hearing, the Board gives written notice to the Executive confirming that, in its judgment, Cause for terminating him on the basis set forth in the original notice exists, he shall thereupon be terminated for Cause, subject to de novo review in accordance with the provisions of Section 19, it being understood that the Executive shall have no entitlements on account of such termination to any amounts or benefits following the date of such termination except as provided in Sections 6.1, 6.2, 7 and 8. At any time while the procedure set forth in this Section 6.10 is being carried out, the Company may place the Executive on leave, during which he shall continue to receive all of his entitlements under this Agreement.

     6.11. No termination for Good Reason shall take effect unless the provisions of this Section 6.11 shall have been complied with. The Executive shall give the Company written notice of his intention to terminate for Good Reason, such notice (A) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Good Reason is based and (B) to be given within six months of the Executive learning of such circumstances. The Company shall have 15 days after receiving such written notice in which to cure such grounds, to the extent such cure is possible. If the Company fails to cure such grounds to the Executive's satisfaction, the Company shall then be entitled to present its position to the Executive. Such presentation shall take place within 20 days of the Company's receiving such notice, provided it requests the opportunity to make such a presentation within 10 days of receiving the notice. If, within 5 days following such presentation, the Executive gives written notice to the Company confirming that, in his judgment, Good Reason on the basis set forth in the original notice exists, his employment shall thereupon terminate for Good Reason, subject to de novo review in accordance with the provisions of Section 19. At any time while the procedure set forth in this Section 6.11 is being carried out, the Company shall, at the Executive's request, place the Executive on leave, during which he shall continue to receive all of his entitlements under this Agreement.

     6.12. There shall be no reduction in any lump sum payment made to the Executive pursuant to this Agreement because such lump sum payment is required to be made prior to the date on which payments to which the lump sum relates would normally be made.

     6.13. In the event of any termination of employment under this Section 6, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of (i) any remuneration or other benefit attributable to any subsequent employment that he may obtain except as specifically provided in this Section 6 or (ii) any claims that the Company, or any of its Affiliates, may have against the Executive, provided that if the Executive receives coverage from a subsequent employer at least equivalent to the coverage afforded to him under any Welfare Benefit Plan, the Company shall cease to be obligated to provide such coverage.

     6.14. Any amounts due under this Section 6 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty. The amounts and benefits provided for in Section 6.3 and 6.4 (including the amounts and benefits provided for in Section 6.1 and incorporated in Section 6.3 and 6.4), together with the Executive's rights under Sections 7 and 8, shall constitute the Executive's exclusive entitlements to payments and benefits on account of the termination of his employment by the Company without Cause or by the Executive for Good Reason.

     7.  Gross-up Payments.

     7.1. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or other benefit (including, without limitation, any acceleration of vesting of any benefit) that is, or may be, provided to or for the benefit of the Executive and that is contingent on a change in the ownership or control of the Company or in the ownership of the assets of the Company within the meaning of Section 280G of the Code and the regulations thereunder (a "Payment") (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any Gross-up Payment required under this Section 7) would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest and penalties imposed in respect thereto, hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive a payment (a "Gross-Up Payment") in an amount that after payment by the Executive of all taxes, including, without limitation, any income, employment, and excise taxes (and any interest and penalties imposed with respect thereto), imposed upon the Gross-Up Payment leaves the Executive a net amount from the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

     7.2. Subject to the provisions of Section 7.3, all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a public accounting firm selected in accordance with the following two sentences (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). The Accounting Firm shall be a nationally based public accounting firm selected by mutual agreement of the Parties. If the Parties cannot agree on a single such firm to serve as the Accounting Firm, each Party shall choose one nationally based public accounting firm and the two firms thus chosen shall select a single nationally based public accounting firm to serve as the Accounting Firm. All fees and expenses of any Accounting Firm, and of any accounting firm chosen by either Party pursuant to the preceding sentences to select the Accounting Firm, shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within five (5) days of the receipt of the Determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and the Executive. In the event the Company exhausts, or fails to pursue, its remedies pursuant to Section
7.3 and the Executive thereafter is required by a determination of a court or the Internal Revenue Service to make payment of any Excise Tax, the Accounting Firm shall determine promptly following receipt of such determination the amount of the Gross-Up Payment that should have been made by the Company (the "Underpayment") and any such Underpayment shall be paid promptly by the Company to or for the benefit of the Executive.

     7.3. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear, and promptly pay, all costs and expenses (including without limitation additional interest and penalties and the cost of the Executive's legal counsel) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax (including, without limitation, interest and penalties with respect thereto) imposed as a result of such proceeding and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. Notwithstanding anything to the contrary in this Section 7.3, the Company shall not be obligated to pay any costs or expenses that are fairly allocable to any such other issue.

     7.4. If, after the receipt by the Executive of an amount advanced by the Company as a Gross-Up Payment pursuant to Section 7.3, the Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 7.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     8.  Stock Option.

     8.1. On March 26, 1997, the Company granted to the Executive a nonqualified stock option (the "Option") to purchase 1,000,000 shares of Common Stock of the Company, for a price per share equal to

$22.175. The Option is intended to be a nonqualified stock option and shall not be treated as an incentive stock option under the provisions of the Code.

     8.2. The Option has been granted pursuant to the Company's 1994 Stock Option and Long-Term Incentive Plan, as amended and restated (the "1994 Plan"). The grant of the Option is subject to approval of the 1994 Plan by the stockholders of ITGI at the 1997 Annual Meeting of Stockholders. The Company represents and warrants that the Option conforms to and is consistent with the terms of the 1994 Plan.

     8.3. The Option has been granted for no consideration other than the services of the Executive and in contemplation of the Executive's agreements set forth herein. The Company has taken all necessary actions so that the grant of the Option is exempt from the provisions of Section 16(b) of the 1934 Act.

     8.4. Except as otherwise expressly provided herein, the Option shall become exercisable as to 200,000 shares on May 4, 1997, and thereafter as to an additional 200,000 shares on each subsequent December 10; provided, that, (i) in the event that the Moving 10-Day Average Closing Price of the Common Stock shall at any time exceed $50 per share, any then unexercised portion of the Option shall immediately become exercisable in full; and provided, further, that, (ii) immediately prior to any Option-related Change in Control, any then unexercised portion of the Option shall become exercisable in full.

     8.5. The Company shall use its best efforts so that, on or prior to May 4, 1997, all Option Shares received by the Executive on any exercise of the Option shall be, and shall remain, (1) fully registered (at the Company's expense) under the Securities Act of 1933, as amended (the "1933 Act"), both for issuance and for resale, pursuant to a registration on Form S-8 under the 1933 Act that contains a separate reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 or such alternative or successor procedure that provides comparable opportunity under the 1933 Act for issuance and resale;
(2) fully registered or qualified (at the Company's expense), or exempt from registration and qualification, under such state securities laws as the Executive may reasonably request, both for issuance and for resale; and (3) listed on a national securities exchange or eligible for sale on the Nasdaq National Market unless, in each case, the Executive consents in writing to alternative arrangements that adequately protect the saleability of the Option Shares in the public market, which consent shall not be unreasonably withheld, and unless, in the case of listing on a national securities exchange or eligibility for sale on the Nasdaq National Market, the Company cannot, with reasonable best efforts, maintain such listing or eligibility. Notwithstanding anything to the contrary in this Section 8.5, in no event shall the Company be obligated to file a registration on Form S-1 or any successor to Form S-1.

     8.6. In the event of the termination of the Executive's employment hereunder, the following provisions shall apply:

          (A) In the event that the Executive's employment hereunder is terminated by the Company for Cause or by the Executive voluntarily without Good Reason, the Executive shall forfeit the then unexercisable portion of the Option, and the then exercisable portion shall remain exercisable as provided in Section 8.7;

          (B) In the event that the Executive's employment hereunder is terminated by the Company without Cause or by the Executive voluntarily with Good Reason, the then unexercisable portion of the Option shall become exercisable, and shall remain exercisable as provided in Section 8.7;

          (C) In the event that the Executive's employment hereunder is terminated for death, the portion (if any) of the Option that would have become exercisable on or before the next anniversary of the Effective Date following the date of termination shall become exercisable, and shall remain exercisable as provided in Section 8.7; and

          (D) In the event that the Executive's employment hereunder is terminated for Disability, the portion (if any) of the Option that would have become exercisable on or before the next anniversary of the Effective Date following the date of termination shall become exercisable ratably (based on the portion of the year elapsing before the termination for Disability), and shall remain exercisable to that extent as provided in
     Section 8.7.

     8.7. The Option (to the extent not earlier exercised or forfeited) shall expire at the earlier of (i) 11:59 p.m., Eastern time, on January 5, 2002; (ii) 24 months following the termination of the Executive's employment hereunder if such termination is for death or Disability; and (iii) 60 days following termination of the Executive's employment hereunder if such termination is by the Company for Cause or by the Executive voluntarily without Good Reason, provided, that, the Option shall not expire pursuant to clauses (ii) or (iii) of this Section 8.7 if, prior to the date of the Executive's termination, an Option-related Change in Control shall have occurred.

     8.8. Written notice of exercise of the Option shall be given to the Secretary of the Company and shall be deemed to have been received either when delivered personally to the office of the Secretary or at 11:58 p.m. on the date of any U.S. Postal Service postmark on the notice, whichever is earlier (the "Exercise Date"). Such notice shall be irrevocable and must be accompanied by the payment of the purchase price as provided in Section 8.9 below. Upon the exercise of the Option, the Company shall transfer or shall cause to be issued a certificate or certificates for the Common Stock being purchased as promptly as practicable. The Option (to the extent otherwise exercisable) may be exercised in whole or in part, at the Executive's election.

     8.9. The purchase price of Option Shares being acquired shall be paid in full to the Company at the time of such exercise in cash (including by check) or by the surrender of Common Stock (valued at the Average 5-Day Closing Price of the Company's Common Stock on the date of exercise) or a combination thereof, provided that Common Stock held for less than six months may be surrendered only with the prior approval of the Compensation Committee or the Board (which approval shall not be unreasonably withheld). In addition, any part of the exercise price of any Option and any related tax withholding amount may, with the prior approval of the Compensation Committee or the Board (which approval shall not be unreasonably withheld), be paid through a cashless exercise procedure that affords the Executive the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Option in the public market in order to generate sufficient cash to pay the Option exercise price and/or to satisfy tax withholding obligations relating to the Option. The Compensation Committee or the Board shall not be deemed to have unreasonably withheld approval of a cashless exercise procedure if such cashless exercise would result in ITGI's being required to recognize compensation expense that it would otherwise not be required to recognize.

     8.10. In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, other extraordinary dividend or other change in corporate structure or capitalization affecting the Common Stock of the Company, the Compensation Committee shall make appropriate adjustments in the $50 per share price referred to Section 8.4(i), in the number or kind of equity securities subject to the Option and/or in the exercise price or other terms and conditions of the Option, or appropriate provision for supplemental payments of cash or other property, so as to prevent dilution or enlargement of the rights of the Executive and of the after-tax economic opportunity and value represented by the Option; provided, that, any such adjustment or provision (or any refusal to make such an adjustment or provision) shall be subject to de novo review in accordance with Section 19; and, provided, further, that, no adjustment in exercise price shall be made on account of any cash dividend that is not a large, special and non-recurring dividend.

     8.11. The Executive represents and warrants that he is acquiring the Option for his own account and not with a view to distribution of the Option or the Option Shares.

     8.12. Neither the Executive nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey the Option, which is expressly declared to be unassignable and nontransferable, other than by will or under the laws of descent and distribution. No part of the Option or of any amounts payable pursuant to the provisions of this Agreement shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or any other person, nor be transferable by operation of law in the event of the Executive's or any other person's bankruptcy or insolvency.

     8.13. Neither the Executive nor any other person shall acquire by reason of the Option or the Option Shares any right in or title to any assets, funds or property of the Company whatsoever including, without limiting the generality of the foregoing, any specific funds or assets which the Company, in its sole discretion, may set aside in anticipation of a liability. No trust shall be created in connection with or by the granting of the

Option or the purchase of any Option Shares, and any benefits which become payable hereunder shall be paid from the general assets of the Company. The Executive shall have only a contractual right to the amounts, if any, payable pursuant to this Agreement, unsecured by any assets of the Company or any of its Affiliates.

     8.14. Nothing herein will limit the Company's right to issue Common Stock, or options or other rights to purchase Common Stock, subject to vesting, expiration and other terms and conditions deemed appropriate by the Company and its Affiliates.

     8.15. The Executive authorizes the Company to withhold, in accordance with applicable law, from any compensation payable to him any taxes required to be withheld by federal, state or local law in connection with the issuance of Option Shares on any exercise of the Option. The Executive may elect to have the Company withhold Option Shares to pay any applicable withholding taxes resulting from the exercise of the Option in accordance with regulations of the Compensation Committee then in effect.

     8.16. It is the intention of the Parties that, if Jefferies Group, Inc. (including, for purposes of this Section 8.16 only, any successor to Jefferies Group, Inc. as controlling shareholder of the Company) shall sell to a third party any equity securities of the Company at a time when the Executive holds
(i) Option Shares or (ii) current rights to acquire Option Shares through exercise of the Option, Jefferies Group, Inc. shall require the purchaser of its equity securities of the Company to purchase, at the election of the Executive, a proportion of the aggregate of such Option Shares held, or acquirable, by him that equals (x) the proportion of the aggregate equity securities of the Company then held by Jefferies Group, Inc. that the third party is purchasing or (y) such lesser proportion as the Executive may elect, it being understood that if the third party does not wish to purchase additional equity securities of the Company, Jefferies Group, Inc. shall reduce the number of equity securities being sold by it so that the Executive may sell the number of Option Shares determined in accordance with this sentence. It is also the intention of the Parties that the purchase from the Executive shall be made on the same terms and for the same consideration as the purchase from Jefferies Group, Inc. The Company shall use its best efforts to enter into an appropriate agreement with Jefferies Group, Inc., for the benefit of the Executive, to carry out the intent of the two preceding sentences.

     8.17. In the event of any Option-related Change in Control transaction in which holders of Common Stock of the Company receive cash, securities or other property for their Common Stock, the Company shall enable the Executive (if he so elects) to exercise the Option (in whole or in part) and to receive in exchange for any Option Shares thus or otherwise acquired the same consideration as is received in such Option-related Change in Control transaction by other holders of Common Stock.

     8.18. If at any time there is an underwritten public offering of the Company's equity securities, the Company shall use its reasonable best efforts to cause to be included in the underwritten offering such Option Shares as the Executive may elect, provided that if the underwriters determine that the addition of the Option Shares would jeopardize the success of the offering, the Option Shares shall not be included.

     9.  Non-Competition.

     9.1. In the event that the Executive's employment hereunder is terminated by the Company without Cause or by the Executive for Good Reason, in consideration for the payments to be made under Section 6, the Executive agrees that he shall not for a period of eighteen months from the date of such termination engage in any activity, either as a principal or employee, that competes directly and substantially with the Company in any business in which the Company is engaged at the time of such termination unless the revenues realized by the Company from such business during the fiscal year immediately preceding such termination are less than 5% of the Company's revenues for such year.

     9.2. The Executive agrees that if his employment terminates under circumstances other than those described in Section 9.1, he shall not, for a period of six months from the date of such termination, engage in any activity, either as a principal or employee, that competes directly and substantially with the Company in any business in which the Company is engaged at the time of such termination unless the revenues realized by the Company from such business during the fiscal year immediately preceding such termination are less than 5% of the Company's revenues for such year.

     9.3 Nothing in this Section 9 shall preclude the Executive from owning equity securities of any publicly held company or enterprise, provided that the Executive does not own more than 3% of the equity securities of any such company or enterprise.

     9.4. For a period of 12 months following termination of the Executive's employment hereunder, the Executive shall not, whether for his own account or for the account of any other individual, corporation, partnership, firm, joint venture, sole proprietorship or other entity (other than the Company or its affiliates), intentionally solicit, endeavor to entice away from the Company, or otherwise intentionally interfere with the relationship of the Company with, any of their employees.

     9.5. The Executive hereby acknowledges and agrees that the services to be performed by him hereunder are of a special, unique, unusual, extraordinary and intellectual character that gives them a peculiar value, and that the restrictions contained in this Section 9 are reasonable and necessary to protect the legitimate interests of the Company. The Executive further acknowledges and agrees that the breach by him of this Section 9 may not reasonably or adequately be compensated in damages and that, in the event of any such breach or threatened breach, and in addition to all other rights or remedies, the Company shall be entitled to seek equitable relief, including but not limited to enforcing the specific performance of this Agreement by the Executive, or enjoining or restraining the Executive from any breach or threatened breach of this Agreement. Except as provided in the last sentence of Section 6.14, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     9.6. The obligations of the Executive under this Section 9 are conditioned on the Company fully and promptly satisfying all of its obligations under
Section 6.

     10.  Indemnification.

     10.1. The Company agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any Proceeding by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or is or was serving at the request of the Company as a director, officer, member, employee, agent, manager, consultant or representative of another person, or (ii) if any Claim is made, or is threatened to be made, that arises out of or relates to the Executive's service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the State of Delaware or by other applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, reasonable attorney's fees, judgments, interest, expenses of investigation, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company or other person, and shall inure to the benefit of the Executive's successors and assigns. The Company shall advance to the Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within 15 days of receiving written notice requesting such an advance. Such notice shall include an undertaking by the Executive to repay the amount of such advance if he is ultimately and conclusively determined not to be entitled to indemnification against such costs or expenses.

     10.2. Solely for the purposes of this Agreement, neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination in connection with any request for payment or advancement under Section 10.1 that the Executive has satisfied any applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.

     10.3. The Company shall at all times during the Term of Employment and for two years thereafter keep in place directors and officers' liability insurance policy covering the Executive to the extent that the Company provides such coverage for other senior executives, provided that such coverage is available on a commercially reasonable basis.

     11.  Assignability; Binding Nature.

     This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee expressly assumes all the liabilities, obligations and duties of the Company as contained in this Agreement. In connection with any transfer or assignment of its rights, duties, or obligations under this Agreement, the Company shall take whatever action it legally can to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder unless such assumption occurs as a matter of law. If the Company survives such transaction as a continuing entity, it shall, in any event, remain as unconditional guarantor of prompt payment and prompt satisfaction of all such liabilities, obligations and duties. No rights, obligations or duties of the Executive under this Agreement may be assigned or transferred, other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise expressly provided in this Agreement.

     12.  Representations.

     The Company represents and warrants that it is fully authorized and empowered by action of the Board to enter into this Agreement; that the performance of its obligations under this Agreement will not violate any law, regulation or order currently in effect or any agreement, plan or corporate governance document of the Company currently in effect; and that the Company has taken all reasonable steps (including appropriate approval by a properly constituted Compensation Committee or by the Board) to qualify the grant of the Option under Section 8 for exemption from the requirements of Section 16(b) of the 1934 Act. The Executive represents and warrants that he has the capacity to enter into this Agreement and that the performance of his obligations under this Agreement will not violate any law, regulation or order currently in effect or any agreement binding upon him and currently in effect.

     13.  Entire Agreement.

     This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

     14.  Amendment or Waiver.

     No provision in this Agreement may be amended unless such amendment is set forth in a writing signed by the Parties. No waiver by either Party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in writing and signed by the waiving Party.

     15.  Severability.

     In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

     16.  Survivorship.

     Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment until fully performed, it being understood that all of the Executive's entitlements to payments and benefits under this Agreement on account of the termination of his employment are set forth in Sections 6, 7 and
8. This Agreement itself (as

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

distinguished from the Executive's employment hereunder) may not be terminated without the written consent of both Parties.

     17.  Beneficiaries/References.

     The Executive shall be entitled, to the fullest extent permitted by law, to select and to change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive's death, by giving written notice to the Company. In the event of the Executive's death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     18.  Governing Law/Jurisdiction.

     Except as otherwise expressly provided herein, this Agreement shall be governed, construed, interpreted, performed and enforced in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

     19.  Resolution of Disputes.

     Any controversy or Claim arising out of or relating to this Agreement, any amendment thereof, or the Executive's service with the Company (excluding any Proceeding that is initiated pursuant to Section 9.5 and that is limited solely to seeking equitable relief), shall, at the election of either Party, be resolved by arbitration, to be held in New York, New York, before the NASD or any exchange of which ITG is a member in accordance with the rules of such entity then in effect. Judgment upon the award of the arbitrator(s) may be entered in any court having jurisdiction thereof. The fees of the arbitrator(s) shall be borne by the Company and each Party shall bear his or its own costs and expenses (including, without limitation, attorneys' fees) relating to any such controversy or Claim, or to any Proceeding brought pursuant to Section 9.5, provided that if the Executive substantially prevails in such arbitration or Proceeding, the Company shall reimburse him for such costs and expenses. Pending the final and conclusive resolution of any such controversy, Claim, or Proceeding, the Company shall continue prompt payment of all amounts due the Executive under this Agreement (or any amendment thereof) and prompt provision of all benefits to which the Executive or his successors and assigns are entitled.

     20.  Notices.

     Any notice, consent, demand, request, election or other communication given to or by a Party in connection with this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the Party specified or (b), provided that reasonable steps are taken to assure that the communication is actually received by the Party specified, five business days after being sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give notice of:

If to the Company:         Investment Technology Group, Inc.
                            900 Third Avenue
                            New York, New York 10022
                            Attn: General Counsel
                            and after the Company's anticipated move:
                            380 Madison Avenue
                            New York, New York 10022
                            Attn:  General Counsel

If to the Executive:        At the address set forth below his
                            signature on this Agreement

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

     21.  Headings.

     The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     22.  Counterparts.

     This Agreement may be executed in two or more counterparts.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          INVESTMENT TECHNOLOGY GROUP, INC.

                                          By:
                                            ------------------------------------
                                                 Name:  Raymond L. Killian,
                                                         Jr.
                                                  Title:  Chairman of the
                                                        Board

March 26, 1997

                                          --------------------------------------
                                                      Scott P. Mason

                                          Address for notices:

                                          46 Glen Road
                                          Wellesley, MA 02181

March 26, 1997

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

                       INVESTMENT TECHNOLOGY GROUP, INC.

                      OPTION GRANT UNDER 1994 STOCK OPTION
                 AND LONG-TERM INCENTIVE PLAN (THE "1994 PLAN")

To Scott P. Mason:

     On March 26, 1997, the Compensation Committee granted you a nonqualified stock option under the 1994 Plan. The terms and conditions of your option are set forth in Section 8 of the employment agreement between you and Investment Technology Group, Inc. dated as of January 6, 1997 (the "Employment Agreement"). Such terms include the following:

Number of shares:..........  1,000,000

Option price per share:....  $22.175

Exercisability:............  Becomes exercisable as to 200,000 shares on May 4,
                               1997, 200,000 shares on December 10, 1997 and 200,000 shares on each December 10 thereafter (subject to earlier exercisability in certain events as provided in the Employment Agreement).

Expiration:................  January 5, 2002

     This grant is subject to the provisions of Section 8 and the other relevant provisions of the Employment Agreement, all of which are incorporated by reference herein, including, without limitation, provisions concerning termination of your option prior to the expiration date set forth above under circumstances specified in Section 8.

Dated:  March 26, 1997                    Investment Technology Group, Inc.

                                          By
                                          --------------------------------------

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